Exhibit 10.12

ISIN NO 001 069241.1

BOND AGREEMENT

between

North Atlantic Drilling Ltd.

(Issuer)

and

Norsk Tillitsmann ASA

(Bond Trustee)

on behalf of

the Bondholders

in the bond issue

FRN North Atlantic Drilling Ltd. Callable Bond Issue 2013/2018

Norsk Tillitsmann ASA

TABLE OF CONTENTS

1	INTERPRETATION	3

2	THE BONDS	9

3	LISTING	9

4	REGISTRATION IN THE SECURITIES DEPOSITORY	10

5	PURCHASE AND TRANSFER OF BONDS	10

6	CONDITIONS PRECEDENT	10

7	REPRESENTATIONS AND WARRANTIES	11

8	STATUS OF THE BONDS AND SECURITY	13

9	INTEREST	13

10	MATURITY OF THE BONDS AND CHANGE OF CONTROL	14

11	PAYMENTS	15

12	ISSUER’S ACQUISITION OF BONDS	16

13	COVENANTS	16

14	FEES AND EXPENSES	19

15	EVENTS OF DEFAULT	20

16	BONDHOLDERS’ MEETING	22

17	THE BOND TRUSTEE	25

18	MISCELLANEOUS	27

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This agreement has been entered into on 30 October 2013 between

(1)	North Atlantic Drilling Ltd. (a company existing under the laws of Bermuda with registration number 45094/Norwegian Company No 996 732 851) as issuer (the “Issuer”), and

(2)	Norsk Tillitsmann ASA (a company existing under the laws of Norway with registration number 963 342 624) as bond trustee (the “Bond Trustee”).

1	Interpretation

1.1	Definitions

In this Bond Agreement, the following terms shall have the following meanings:

“Account Manager” means a Bondholder’s account manager in the Securities Depository.

“Attachment” means the attachments to this Bond Agreement.

“Bond Agreement” means this bond agreement, including any Attachments to it, each as amended from time to time.

“Bond Issue” means the bond issue constituted by the Bonds.

“Bond Reference Rate” means three months NIBOR.

“Bondholder” means a holder of Bond(s), as registered in the Securities Depository, from time to time.

“Bondholders’ Meeting” means a meeting of Bondholders, as set out in Clause 16.

“Bonds” means the debt instruments issued by the Issuer pursuant to this Bond Agreement.

“Book Equity” means the aggregate book value (on a consolidated basis) of the Group’s total equity treated as equity in accordance with GAAP as set out in the then most recent audited consolidated annual financial statements (or, if more recent, the latest quarterly financial reports) of the Issuer.

“Business Day” means any day on which commercial banks are open for general business and can settle foreign currency transactions in Oslo, London and New York.

“Business Day Convention” means that if the relevant Payment Date originally falls on a day that is not a Business Day, an adjustment of the Payment Date will be made

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so that the relevant Payment Date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day (Modified Following Business Day Convention).

“Change of Control Event” arises if (i) any shareholder (or a related group of shareholders and/or shareholders acting in concert) other than Seadrill Limited (directly or indirectly) owns or controls shares representing more than 50% of the equity or the voting rights of the Issuer, or (ii) if Seadrill Limited ceases to own at least 25% of the equity or the voting rights of the Issuer.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person:

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

When determining the relevant person’s number of voting rights in the other person or the right to elect and remove members of the board of directors, rights held by the parent company of the relevant person and the parent company’s Subsidiaries shall be included.

“Defeasance Pledge” shall have the meaning given to it in Clause 18.2.

“Event of Default” means the occurrence of an event or circumstance specified in Clause 15.1.

“Excess Value” means the difference between the book value of the Units in the most recent audited consolidated annual financial statements (or, if more recent, the latest quarterly financial reports) and their Market Value on the date of such accounts.

“Exchange” means (i) a securities exchange or other reputable regulated market, or (ii) Oslo Børs ASA’s Nordic ABM, on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds.

“Face Value” means the denomination of each of the Bonds, as set out in Clause 2.2.

“Finance Documents” means (i) this Bond Agreement, (ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 14.2, and (iii) any other document (whether creating a Security or not) which is executed at any time by the Issuer or any other person in relation to any amount payable under this Bond Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

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(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account); and

(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet, cash flow statement and report from the Board of Directors.

“GAAP” means the generally accepted accounting Principles in the United States of America.

“Group” means the Issuer and its Subsidiaries from time to time (each a “Group Company”).

“Interest Payment Date” means 30 January, 30 April, 30 July and 30 October each year and the Maturity Date. Any adjustment will be made according to the Business Day Convention.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for any quarter ending on a Quarter Date, drawn up according to GAAP.

“ISIN” means International Securities Identification Number – the identification number of the Bond Issue.

“Issue Date” means 30 October 2013.

“Issuer’s Bonds” means any Bonds owned by the Issuer, any person or persons who has Decisive Influence over the Issuer, or any person or persons over whom the Issuer has Decisive Influence.

“Liquidity” means at any relevant time, such part of the Liquid Assets of the Group as is, at such time, (i) freely available for use by it and which may, notwithstanding any right of set-off or agreement with any other party, be withdrawn and/or encashed and used by the Group for any lawful purpose without restriction and (ii) free of any encumbrance.

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Liquid Assets means

a)	cash balances and deposits (both current and fixed) with banks and other financial institutions available for withdrawal

b)	any USD or Euro time deposit, overnight deposit, certificate of deposit or bankers’ acceptance, issued by, or time deposit with any commercial banking institution which has a credit rating of at least AA from Standard & Poors;

c)	undrawn amounts available for borrowing under existing credit lines from commercial banks with maturity longer than 6 months; and

d)	short-term commercial paper issued by institutions, having a rating of at least AA from Standard & Poors;

provided that Liquid Assets expressed or denominated in a currency other than USD shall be converted into USD by reference to the rate of exchange used for conversion of such currency in the consolidated balance sheet of the Group at the last day of the quarter or financial year at which the amount of Liquid Assets shall be determined.

“Manager” means the manager(s) for the Bond Issue, being:

•	Danske Bank Markets, Stortingsgaten 6, Postboks 1170 sentrum, 0107 Oslo, Norway;

•	DNB Bank ASA, DNB Markets, Dronning Eufemias gate 30, NO-0191 Oslo, Norway;

•	Nordea Bank Norge ASA, Nordea Markets, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway;

•	Pareto Securities AS, Dronning Mauds gt. 3, NO-0115 Oslo, Norway;

•	SEB, Fillipstad Brygge 1, N-0252 Oslo, Norway; and

•	Swedbank First Securities, P.O. Box 1441 Vika N-0115 Oslo, Norway.

“Margin” means 4.40 per cent.

Market Adjusted Equity means the Book Equity, adjusted for Excess Value (plus or minus, as the case may be).

“Market Adjusted Equity Ratio” means the ratio of Market Adjusted Equity to Market Adjusted Total Assets.

“Market Adjusted Total Assets” means the Total Assets, adjusted for any Excess Value (plus or minus, as the case may be).

“Market Value” means the aggregate fair market value of the Units in USD determined as the arithmetic mean of independent valuations of each of the Units, on

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the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment, obtained from two independent and well-reputed sale and purchase brokers familiar with the market for the Units, appointed by the Issuer and approved by the Trustee. Such valuation shall be made at least once a year, in connection with the presentation of the Issuer’s annual report or upon request by the Trustee. The cost of such valuation shall be for the account of the Issuer.

“Material Adverse Effect” means an event or circumstance which has a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) the Issuer’s ability to perform and comply with its obligations under any of the Finance Documents; or (c) the validity or enforceability of any of the Finance Documents.

“Maturity Date” means 30 October 2018. Any adjustment will be made according to the Business Day Convention.

“NIBOR” means the interest rate which (a) is published on Reuters Screen NIBR Page (or through another system or on another website replacing the said system or website respectively) approximately 12.00 noon (on days on which the Norwegian money market has shorter opening hours (New Year’s Eve and the Wednesday before Maundy Thursday), the data published by the banks at 10 a.m. shall be used), or, if such publication does not exist, (b) at that time corresponds to (i) the average of the quoted lending rates of Norwegian commercial banks on the interbank market in Oslo or, if only one or no such quotes are provided, (ii) the assessment of the Bond Trustee of the interest rate, which in the Bond Trustee’s determination is equal to what is offered by Norwegian commercial banks, for the applicable period in the Oslo interbank market. If any such rate is below zero, NIBOR will be deemed to be zero.

“NOK” means Norwegian kroner, being the lawful currency of Norway.

“Outstanding Bonds” means the Bonds not redeemed or otherwise discharged.

“Party” means a party to this Bond Agreement (including its successors and permitted transferees).

“Paying Agent” means the legal entity appointed by the Issuer to acts as its paying agent in the Securities Registry with respect to the Bonds.

“Payment Date” means a date for payment of principal or interest under this Bond Agreement.

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Securities Depository” means the securities depository in which the Bond Issue is registered, being Verdipapirsentralen ASA (VPS) in Norway.

“Security” means any encumbrance, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

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“Security and Covenant Defeasance” shall have the meaning given to it in Clause 18.2.

“Stamdata” means the web site www.stamdata.no, maintained by the Bond Trustee.

“Subsidiary” means:

a)	an entity over which another entity or person has a determining influence due to (i) direct and indirect ownership of shares or other ownership interests, and/or (ii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity; and

b)	and any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

“Total Assets” means the aggregate book value (on a consolidated basis) of the Group’s total assets which are treated as assets in accordance with GAAP, as set out in the then most recent audited consolidated annual financial statements or the latest quarterly financial reports (as the case may be).

“Units” mean all and any of the mobile offshore units owned by any member of the Group.

“US Securities Act” means the U.S. Securities Act of 1933, as amended.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

1.2	Construction

In this Bond Agreement, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of this Bond Agreement;

(d)	references to a time is a reference to Oslo time unless otherwise stated herein;

(e)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings, judgments and other binding decisions relating to such provision or regulation;

(f)	an Event of Default is “continuing” if it has not been remedied or waived; and

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(g)	references to a “person” shall include any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

2	The Bonds

2.1	Binding nature of this Bond Agreement

2.1.1	By virtue of being registered as a Bondholder (directly or indirectly) with the Securities Depository, the Bondholders are bound by the terms of this Bond Agreement and any other Finance Document, without any further action required to be taken or formalities to be complied with, see also Clause 18.1.

2.1.2	This Bond Agreement is available to anyone and may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that this Bond Agreement is available to the general public throughout the entire term of the Bonds. This Bond Agreement may be published on Stamdata or such other venues as decided by the Bond Trustee.

2.2	The Bonds

The Issuer has resolved to issue a series of Bonds in the maximum amount of NOK 1,500,000,000 (Norwegian kroner one billion five hundred million).

The Face Value is NOK 1,000,000. The Bonds shall rank pari passu between themselves.

The Bond Issue will be described as “FRN North Atlantic Drilling Ltd. Callable Bond Issue 2013/2018”.

The ISIN of the Bond Issue will be NO 001 069241.1.

The tenor of the Bonds is from and including the Issue Date to the Maturity Date.

2.3	Purpose and utilization

The net proceeds of the Bonds shall be used to refinance the existing revolving credit facility and for general corporate purposes of the Issuer.

3	Listing

3.1

3.2	The Issuer shall apply for listing of the Bonds on Oslo Stock Exchange.

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3.3	If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4	Registration in the Securities Depository

4.1	The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Depository according to the Norwegian Securities Depository Act (Act 2002/64) and the terms and conditions of the Securities Depository.

4.2	The Issuer shall ensure that correct registration in the Securities Depository is made and shall notify the Securities Depository of any changes in the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of the notification. The registration may be executed by the Paying Agent.

4.3	The Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds under the US Securities Act.

5	Purchase and transfer of Bonds

5.1	Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with applicable local laws and regulations at its own cost and expense.

5.2	Notwithstanding the above, a Bondholder which has purchased the Bonds in breach of applicable mandatory restrictions may nevertheless utilize its rights (including, but not limited to, voting rights) under this Bond Agreement.

6	Conditions Precedent

6.1	Disbursement of the net proceeds of the Bonds to the Issuer will be subject to the Bond Trustee having received the documents listed below, in form and substance satisfactory to it, at least two Business Days prior to the Issue Date:

(a)	this Bond Agreement, duly executed by all parties thereto;

(b)	certified copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents;

(c)	a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute the Finance Documents on behalf of the Issuer;

(d)	certified copies of (i) the Certificate of Incorporation or other similar official document for the Issuer, evidencing that it is validly registered and existing and (ii) the Articles of Association of the Issuer;

(e)	the Issuer’s latest Financial Statements and Interim Accounts (if any);

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(f)	confirmation from the Manager that the requirements set out in Chapter 7 of the Norwegian Securities Trading Act (implementing the EU prospectus directive (2003/71 EC) concerning prospectuses have been fulfilled;

(g)	to the extent necessary, any public authorisations required for the Bond Issue;

(h)	confirmation from the Paying Agent that the Bonds have been registered in the Securities Depository;

(i)	the Bond Trustee fee agreement set out in Clause 14.2, duly executed;

(j)	copies of any written documentation used in the marketing of the Bonds or made public by the Issuer or the Manager in connection with the Bond Issue;

(k)	any statements or legal opinions reasonably required by the Bond Trustee (including any capacity corporate opinions for the Issuer and opinions related to the validity, perfection and enforceability of the Finance Documents);

6.2	The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set out in Clause 6.1.

6.3	Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee’s written notice to the Issuer, the Manager and the Paying Agent that the documents have been controlled and that the required conditions precedent are fulfilled.

6.4	On the Issue Date, subject to receipt of confirmation from the Bond Trustee pursuant to Clause 6.3, the Manager shall make the net proceeds from the Bond Issue available to the Issuer.

7	Representations and Warranties

7.1	The Issuer represent and warrant to the Bond Trustee that:

(a)	Status

It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

(b)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

(c)	Valid, binding and enforceable obligations

This Bond Agreement and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its

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legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

(d)	Non-conflict with other obligations

The entry into and performance by it of this Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

(e)	No Event of Default

(i)	No Event of Default exists or is likely to result from the making of any drawdown under this Bond Agreement or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(ii)	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

(f)	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(i)	to enable it to enter into, exercise its rights and comply with its obligations under this Bond Agreement or any other Finance Document to which it is a party; and

(ii)	to carry on its business as presently conducted and as contemplated by this Bond Agreement,

have been obtained or effected and are in full force and effect.

(g)	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(h)	Financial Statements

Its most recent Financial Statements and Interim Accounts fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

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(i)	No Material Adverse Effect

Since the date of the Financial Statements, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

(j)	No misleading information

Any factual information provided by it to the subscribers or the Bond Trustee for the purposes of this Bond Issue was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(k)	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under this Bond Agreement.

(l)	Pari passu ranking

Its payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu as set out in Clause 8.1.

7.2	The representations and warranties set out in Clause 7.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date.

8	Status of the Bonds and security

8.1	The Bonds shall constitute senior debt obligations of the Issuer. The Bonds shall rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt.

8.2	The Bonds are unsecured.

9	Interest

9.1	The Issuer shall pay interest on the par value of the Bonds from, and including, the Issue Date at the Bond Reference Rate plus the Margin (together the “Floating Rate”).

9.2	Interest payments shall be made in arrears on the Interest Payment Dates each year, the first Interest Payment Date falling in January 2014.

9.3	The relevant interest payable amount shall be calculated based on a period from, and including, the Issue Date or one Interest Payment Date (as the case may be) to, but excluding, the next following applicable Interest Payment Date.

9.4	The day count fraction (“Floating Rate Day Count Fraction”) in respect of the calculation of the payable interest amount shall be “Actual/360”, which means that the number of days in the calculation period in which payment being made divided by 360.

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9.5	The applicable Floating Rate on the Bonds is set/reset on each Interest Payment Date by the Bond Trustee commencing on the Interest Payment Date at the beginning of the relevant calculation period, based on the Bond Reference Rate two Business Days preceding that Interest Payment Date.

When the interest rate is set for the first time and on subsequent interest rate resets, the next Interest Payment Date, the interest rate applicable up to the next Interest Payment Date and the actual number of calendar days up to that date shall immediately be notified to the Bondholders, the Issuer, the Paying Agent, and if the Bonds are listed, the Exchange.

9.6	The payable interest amount per Bond for a relevant calculation period shall be calculated as follows:

Interest Amount Fraction	=	Face Value	x	Floating Rate	x	Floating Rate Day Count

10	Maturity of the Bonds and Change of Control

10.1	Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at par (100%) by the Issuer.

10.2	Change of control

10.2.1	Upon the occurrence of a Change of Control Event, each Bondholder shall have the right to require that the Issuer redeems its Bonds (a “Put Option”) at a price of 101 % of par plus accrued interest.

10.2.2	The Put Option must be exercised within 60 calendar days after the Issuer has given notification to the Bond Trustee of a Change of Control Event. Such notification shall be given as soon as possible after a Change of Control Event has taken place.

10.2.3	The Put Option may be exercised by each Bondholder by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the redemption request. The settlement date of the Put Option shall be the third Business Day after the end of the 60 calendar days exercise period of the Put Option.

10.2.4	On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the principal amount of each such Bond (including any premium pursuant to Clause 10.2.1) and any unpaid interest accrued up to (but not including) the settlement date.

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11	Payments

11.1	Covenant to pay

11.1.1	The Issuer will on any Payment Date (or any other due date pursuant to any Finance Document) unconditionally pay to or to the order of the Bond Trustee all amounts due under this Bond Agreement or any other Finance Document.

11.1.2	The covenant contained in Clause 11.1.1 shall be for the benefit of the Bond Trustee and the Bondholders.

11.2	Payment mechanics

11.2.1	If no specific order is made by the Bond Trustee under Clause 11.1.1, the Issuer shall pay all amounts due to the Bondholders under this Bond Agreement or any other Finance Document by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Depository.

11.2.2	Payment shall be deemed to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 11.3.

11.2.3	In case of irregular payments, the Bond Trustee may instruct the Issuer or Bondholders of other payment mechanisms than described in Clause 11.2.1 or 11.2.2 above. The Bond Trustee may also obtain payment information regarding Bondholders’ accounts from the Securities Depository or Account Managers.

11.2.4	Subject to Clause 11.3, payment by the Issuer in accordance with this Clause 11.2 shall constitute good discharge of its obligations under Clause 11.1.1.

11.3	Currency

11.3.1	If the Bonds are denominated in other currencies than NOK, each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, cash settlement may be delayed, and payment shall be deemed to have been made at the date of the cash settlement, provided however, that no default interest or other penalty shall accrue for the account of the Issuer.

11.3.2	Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in. If, however, the Bondholder has not given instruction as set out in Clause 11.3 within five Business Days prior to a Payment Date, the cash settlement will be exchanged into NOK and credited to the NOK bank account registered with the Bondholder’s account in the Securities Depository.

11.3.3	Amounts payable in respect of costs, expenses, taxes and other liabilities of a similar nature shall be payable in the currency in which they are incurred.

11.4	Set-off and counterclaims

The Issuer may not] apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

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11.5	Interest in the event of late payment

11.5.1	In the event that any amount due under this Bond Agreement or any Finance Document is not made on the relevant due date, the unpaid amount shall bear interest from the due date at an interest rate equivalent to the interest rate according to Clause 9 plus five per cent. (5.00%) per annum.

11.5.2	The interest charged under this Clause 11.5 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

11.5.3	The unpaid amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 15.1(a), cf. Clauses 15.2 – 15.4.

11.6	Partial payments

If the Bond Trustee or the Paying Agent receives a payment that is insufficient to discharge all the amounts then due and payable under the Finance Documents, that payment shall be applied in the following order:

(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Bond Trustee under the Finance Documents;

(b)	secondly, in or towards payment of any accrued interest due but unpaid under the Bond Agreement, pro rata and without any preference or priority of any kind; and

(c)	thirdly, in or towards payment of any principal due but unpaid under the Bond Agreement, pro rata and without any preference or priority of any kind.

12	Issuer’s acquisition of Bonds

The Issuer has the right to acquire and own Bonds (Issuer’s Bonds). The Issuer’s holding of Bonds may at the Issuer’s discretion be retained by the Issuer, sold or discharged.

13	Covenants

13.1	General

13.1.1	The Issuer undertakes from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement or any other Finance Document, to the Bond Trustee, as further set out in this Clause 13.

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13.2	Information Covenants

13.2.1	The Issuer shall:

(a)	without being requested to do so, promptly inform the Bond Trustee in writing of any Event of Default, any event or circumstance which the Issuer understands or ought to understand may lead to an Event of Default and any other event which may have a Material Adverse Effect;

(b)	without being requested to do so, inform the Bond Trustee in writing if the Issuer agrees to sell or dispose of all or a substantial part of its assets or operations, or change the nature of its business;

(c)	without being requested to do so, prepare Financial Statements in the English language and make them available to the Bond Trustee for publishing on Stamdata.no and on its website as soon as they become available, and not later than 120 days after the end of the financial year subject to any exemption, waiver or extension granted by the Oslo Stock Exchange;

(d)	without being requested to do so, prepare Interim Accounts in the English language and make them available to the Bond Trustee for publishing on Stamdata.no and on its website as soon as they become available, and not later than 60 days after the end of the relevant quarter subject to any exemption, waiver or extension granted by the Oslo Stock Exchange;

(e)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds;

(f)	without being requested to do so, send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(g)	if the Bonds are listed on an Exchange, without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange;

(h)	if the Issuer and/or the Bonds are rated, without being requested to do so, inform the Bond Trustee of its and/or the rating of the Bond Issue, and any changes to such rating;

(i)	without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Depository; and

(j)	within a reasonable time, provide such information about the Issuer’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.2.2	The Issuer shall in connection with the publication of its financial reports under Clause 13.2.1(c) and (d), confirm to the Bond Trustee in writing the Issuer’s compliance with the covenants in this Clause 13, unless the Bond Trustee explicitly waives such requirement. Such confirmation shall be undertaken in a certificate, substantially in the form set out in Attachment 1 hereto, signed by the Chief Executive Officer or Chief Financial Officer of the Issuer (a “Compliance Certificate”). In the event of non-compliance, the Compliance Certificate shall describe the non-compliance, the reasons therefore as well as the steps which the Issuer has taken and will take in order to rectify the non-compliance.

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13.3	General Covenants

(a)	Pari passu ranking

The Issuer shall ensure that its obligations under this Bond Agreement and any other Finance Document shall at all time rank at least pari passu as set out in Clause 8.1.

(b)	Mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any merger or other business combination or corporate reorganization involving a consolidation of the assets and obligations of the Issuer or any such Group Company with any other companies or entities if such transaction would have a Material Adverse Effect.

(c)	De-mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any de-merger or other corporate reorganization involving a split of the Issuer or any such Group Company into two or more separate companies or entities, if such transaction would have a Material Adverse Effect.

(d)	Continuation of business

The Issuer shall not cease to carry on its business, and shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Bond Agreement, and/or as set out in this Bond Agreement if such change may have a Material Adverse Effect.

(e)	Disposal of business

The Issuer shall not, and shall procure that no other Group Company shall, sell or otherwise dispose of all or a substantial part of the Group’s assets or operations, unless:

(i)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(ii)	such transaction would not have a Material Adverse Effect.

(f)	Arm’s length transactions

The Issuer shall procure that all transactions entered into by the Issuer or any Group Company with any person are made on market terms and otherwise on arm’s length terms.

(g)	Corporate status

The Issuer shall not change its type of organization or jurisdiction of incorporation.

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(h)	Compliance with laws

The Issuer shall, and shall ensure that all other Group Companies shall, carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations it or they may be subject to from time to time.

(i)	Stock Exchange Listing

The Issuer shall use its best endeavours to ensure that the Issuer’s shares shall be listed on NYSE or another recognized stock exchange, and, in case of such listing, the Issuer shall ensure that its shares remain listed on such stock exchange.

13.4	Financial Covenants

(a)	Liquidity

The Issuer will procure that the Liquidiy of the Group will not fall below USD 75,000,000.

(b)	Market Adjusted Equity Ratio

The Issuer will procure that the Group’s Market Adjusted Equity Ratio shall not be less than 30%.

14	Fees and expenses

14.1	The Issuer shall cover all costs and expenses incurred by it or the Bond Trustee in connection with this Bond Agreement and the fulfilment of its obligations under this Bond Agreement or any other Finance Document, including in connection with the negotiation, preparation, execution and enforcement of this Bond Agreement and the other Finance Documents and any registration or notifications relating thereto (including any stamp duty), the listing of the Bonds on an Exchange (if applicable), and the registration and administration of the Bonds in the Securities Depository. The Bond Trustee may withhold funds from funds received from the Issuer or any other person to set-off and cover any such costs and expenses.

14.2	The fees, costs and expenses payable to the Bond Trustee shall be paid by the Issuer and are set out in a separate agreement between the Issuer and the Bond Trustee.

14.3	Fees, costs and expenses payable to the Bond Trustee which, due to the Issuer’s insolvency or similar circumstances, are not reimbursed in any other way may be covered by making an equivalent reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee in connection with the restructuring or default of the Bond Issue.

14.4	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

14.5	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

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15	Events of Default

15.1	The Bond Trustee may declare the Bonds to be in default upon occurrence of any of the following events:

(a)	Non-payment

The Issuer fails to fulfil any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is likely that such payment will be made in full within five Business Days following the original due date.

(b)	Breach of other obligations

The Issuer does not comply with any provision pursuant to this Bond Agreement or any other Finance Document, unless, in the opinion of the Bond Trustee, such failure is capable of being remedied and is remedied within ten Business Days after notice thereof is given to the Issuer by the Bond Trustee.

(c)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any originally applicable grace period;

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

always provided that a threshold in the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above of a total of USD15 million, or the equivalent thereof in other currencies, shall apply.

(d)	Misrepresentations

Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or any other Finance Document or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.

(e)	Insolvency

(i)	A Group Company, is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

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(ii)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities)

(iii)	A moratorium is declared in respect of any indebtedness of any member of the Group

(f)	Insolvency proceedings and dissolution

If for any Group Company, any corporate action, legal proceedings or other procedure step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganization;

(ii)	a composition, compromise, assignment or arrangement with any creditor, having an adverse effect on the Issuer’s ability to perform its payment obligations hereunder;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(iv)	its dissolution,

or any analogous procedure or step is taken in any jurisdiction.

(g)	Creditors’ process

Any Group Company has a substantial proportion of the assets impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any Security over any of its assets.

(h)	Impossibility or illegality

It is or becomes impossible or unlawful for any Group Company to fulfil or perform any of the terms of any Finance Document to which it is a party.

(i)	Material Adverse Change

Any other event or circumstance occurs which, in the reasonable opinion of the Bond Trustee, after consultations with the Issuer, would have a Material Adverse Effect.

15.2	In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest, costs and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion, take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under this Bond Agreement and any other Finance Document.

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15.3	In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest, costs and expenses to be in default and due for immediate payment if:

(a)	the Bond Trustee receives a demand in writing that a default shall be declared from Bondholders representing at least 1/5 of the Voting Bonds, and the Bondholders’ Meeting has not decided on other solutions, or

(b)	the Bondholders’ Meeting has with simple majority decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall take every measure necessary to recover the amounts due under the Outstanding Bonds.

15.4	In the event that the Bond Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses.

16	Bondholders’ Meeting

16.1	Authority of the Bondholders’ Meeting

16.1.1	The Bondholders’ Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds, and has the power to make all decisions altering the terms and conditions of the Bonds, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

16.1.2	The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

16.1.3	If a resolution by or an approval of the Bondholders is required, such resolution shall be passed at a Bondholders’ Meeting, see however Clause 17.1. Resolutions passed at Bondholders’ Meetings shall be binding upon all Bondholders and prevail for all the Bonds.

16.2	Procedural rules for Bondholders’ meetings

16.2.1	A Bondholders’ Meeting shall be held at the written request of:

(a)	the Issuer;

(b)	Bondholders representing at least 1/10 of the Voting Bonds;

(c)	the Exchange, if the Bonds are listed; or

(d)	the Bond Trustee.

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16.2.2	The Bondholders’ Meeting shall be summoned by the Bond Trustee. A request for a Bondholders’ Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

16.2.3	If the Bond Trustee has not summoned a Bondholders’ Meeting within ten Business Days after having received a valid request, then the requesting party may summons the Bondholders’ Meeting itself.

16.2.4	The summons to a Bondholders’ Meeting shall be dispatched no later than ten Business Days prior to the date of the Bondholders’ Meeting. The summons and a confirmation of each Bondholder’s holdings of Bonds shall be sent to all Bondholders registered in the Securities Depository at the time of distribution. The Exchange shall also be informed if the Bonds are listed.

16.2.5	The summons shall specify the agenda of the Bondholders’ Meeting. The Bond Trustee may in the summons also set out other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

16.2.6	The Bond Trustee may restrict the Issuer from making any changes in the number of Voting Bonds in the period from distribution of the summons until the Bondholders’ Meeting, by serving notice to it to such effect.

16.2.7	Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders’ Meeting may only be adopted with the approval of all Voting Bonds.

16.2.8	The Bondholders’ Meeting shall be held on premises designated by the Bond Trustee. The Bondholders’ Meeting shall be opened and shall, unless otherwise decided by the Bondholders’ Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders’ Meeting.

16.2.9	Minutes of the Bondholders’ Meeting shall be kept. The minutes shall state the numbers of Bondholders and Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders’ Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

16.2.10	The Bondholders, the Bond Trustee and – provided the Bonds are listed – representatives of the Exchange, have the right to attend the Bondholders’ Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders’ Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders’ Meeting and vote for the Bonds.

16.2.11	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders’ Meeting may resolve that the Issuer’s representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

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16.3	Resolutions passed at Bondholders’ Meetings

16.3.1	At the Bondholders’ Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders’ Meeting in accordance with the records registered in the Securities Depository. The Bond Trustee may, at its sole discretion, accept other evidence of ownership. Whoever opens the Bondholders’ Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer’s Bonds. The Issuer’s Bonds shall not have any voting rights.

For this purpose, a Bondholder that has a Bond that is nominee registered shall be deemed as the Bondholder of such Bond (instead of the nominee) provided that the Bondholder presents relevant evidence stating that the relevant Bondholder is the Bondholder of the Bond and the amount of Bonds held by such Bondholder.

16.3.2	In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

16.3.3	In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 16.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders’ Meeting shall be held and voting completed.

16.3.4	Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in Clause 16.3.5.

16.3.5	A majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for any waiver or amendment of any terms of this Bond Agreement.

16.3.6	The Bondholders’ Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.3.7	The Bond Trustee shall ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, however, the Bond Trustee may refuse to carry out resolutions being in conflict with this Bond Agreement (or any other Finance Document) or any applicable law.

16.3.8	The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders’ Meeting.

16.4	Repeated Bondholders’ meeting

16.4.1	If the Bondholders’ Meeting does not form a quorum pursuant to Clause 16.3.3, a repeated Bondholders’ Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders’ Meeting shall be specified in the summons for the repeated Bondholders’ Meeting.

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16.4.2	A valid resolution may be passed at a repeated Bondholders’ meeting even though less than half (1/2) of the Voting Bonds are represented.

17	The Bond Trustee

17.1	The role and authority of the Bond Trustee

17.1.1	The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders’ Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer’s financial situation beyond what is directly set out in this Bond Agreement.

17.1.2	The Bond Trustee may take any step it in its sole discretion considers necessary or advisable to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement and is entitled to rely on advice from professional advisors. The Bond Trustee may in its sole discretion postpone taking action until such matter has been put forward to the Bondholders’ Meeting. The Bond Trustee is not obliged to take any steps to ascertain whether any Event of Default has occurred and until it has actual knowledge or express notice to the contrary the Bond Trustee is entitled to assume that no Event of Default has occurred.

17.1.3	The Bond Trustee may make decisions binding for all Bondholders concerning this Bond Agreement, including amendments to this Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not materially and adversely affect the rights or interests of the Bondholders pursuant to this Bond Agreement.

17.1.4	The Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 17.1.3 provided that prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee’s evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submits a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five Business Days following the dispatch of such notification.

17.1.5	The Bond Trustee may reach other decisions than set out in Clauses 17.1.3 or 17.1.4 to amend or rectify decisions which due to spelling errors, calculation mistakes, misunderstandings or other obvious errors do not have the intended meaning.

17.1.6	The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

17.1.7	The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 17.1 unless such notice obviously is unnecessary.

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17.1.8	The Bondholders’ Meeting can decide to replace the Bond Trustee without the Issuer’s approval, as provided for in Clause 16.3.5.

17.1.9	The Bond Trustee may act as bond trustee and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee may delegate exercise of its powers to other professional parties.

17.1.10	The Bond Trustee may instruct the Paying Agent to split the Bonds to a lower denomination in order to facilitate partial redemptions or restructuring of the Bonds or other situations.

17.2	Liability and indemnity

17.2.1	The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of gross negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set out in this Bond Agreement. Such liability is limited to the maximum amount set out in Clause 2.2. The Bond Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

17.2.2	The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Document, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and any other Finance Document.

17.2.3	The Bond Trustee can as a condition for carrying out an instruction from the Bondholders (including, but not limited to, instructions set out in Clause 15.3(a) or 16.2.1 (b), require satisfactory security and indemnities for any possible liability and anticipated costs and expenses, from those Bondholders who requested that instruction and/or those who voted in favour of the decision to instruct the Bond Trustee. Any instructions from the Bondholders may be put forward to the Bondholders’ Meeting by the Bond Trustee before the Bond Trustee takes any action.

17.3	Change of Bond Trustee

17.3.1	Change of Bond Trustee shall be carried out pursuant to the procedures set out in Clause 16. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

17.3.2	The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 14, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach by the Bond Trustee of its duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

17.3.3	The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders’ Meeting the documentation and information necessary to perform the functions as set out under the terms of this Bond Agreement.

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18	Miscellaneous

18.1	The community of Bondholders

By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that:

(a)	the Bondholders are bound by the terms of this Bond Agreement;

(b)	the Bond Trustee has power and authority to act on behalf of, and/or represent; the Bondholders, in all matters, including but not limited to taking any legal or other action, including enforcement of the Bond Issue and/or any Security, opening of bankruptcy or other insolvency proceedings;

(c)	the Bond Trustee has, in order to manage the terms of this Bond Agreement, access to the Securities Depository to review ownership of Bonds registered in the Securities Depository; and

(d)	this Bond Agreement establishes a community between Bondholders meaning that:

(i)	the Bonds rank pari passu between each other;

(ii)	the Bondholders may not, based on this Bond Agreement, act directly towards the Issuer and may not themselves institute legal proceedings against the Issuer, however not restricting the Bondholders to exercise their individual rights derived from this Bond Agreement;

(iii)	the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders;

(iv)	the Bondholders may not cancel the Bondholders’ community; and

(v)	the individual Bondholder may not resign from the Bondholders’ community.

18.2	Defeasance

18.2.1	The Issuer may, at its option and at any time, elect to have certain obligations discharged (see Clause 18.2.2) upon complying with the following conditions (“Security and Covenant Defeasance”):

(a)	the Issuer shall have irrevocably pledged to the Bond Trustee for the benefit of the Bondholders cash or government bonds accepted by the Bond Trustee (the “Defeasance Pledge”) in such amounts as will be sufficient for the payment of principal (including if applicable premium payable upon exercise of a Call Option) and interest on the Outstanding Bonds to Maturity Date (or redemption upon a exercise of a notified Call Option) or any other amount agreed between the Parties;

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(b)	no Event of Default shall have occurred and be continuing on the date of establishment of the Defeasance Pledge, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time during any hardening period applicable to the Defeasance Pledge (or the relevant period for non-Norwegian companies) or any other date agreed between the Parties;

(c)	if the Bonds are secured, the Defeasance Pledge shall be considered as a replacement of the Security established prior to the Defeasance Pledge;

(d)	the Issuer shall have delivered to the Bond Trustee a certificate signed by its Chief Executive Officer that the Defeasance Pledge was not made by the Issuer with the intent of preferring the Bondholders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(e)	the Issuer shall have delivered to the Bond Trustee any certificate or legal opinion reasonably required by the Bond Trustee regarding the Security and Covenant Defeasance or Defeasance Pledge, including any certificate or legal opinion on (i) the compliance of the conditions of the Security and Covenant Defeasance, (ii) that the Defeasance Pledge constitutes a valid, perfected and enforceable Security in favour of the Bond Trustee for the benefit of the Bondholders which will not be subject to any rights of creditors of the Issuer or any bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under the laws of the jurisdiction where the Defeasance Pledge was established and the corporate domicile of the Issuer, (iii) any relevant tax issues concerning the Bondholders, (iv) any valuation of any assets or (vii) any other certificate or opinion regarding the Security and Covenant Defeasance or the Defeasance Pledge.

18.2.2	Upon the exercise by the Issuer of its option under Clause 18.2.1:

(a)	the Issuer shall be released from their obligations under all provisions in Clause 13, except Clauses 13.2.1(a), (e), (h), (i) and (j), or as otherwise agreed;

(b)	the Issuer shall not (and shall ensure that all Group Companies shall not) take any actions that may cause the value of the Security created by this Security and Covenant Defeasance to be reduced, and shall at the request of the Bond Trustee execute, or cause to be executed, such further documentation and perform such other acts as the Bond Trustee may reasonably require in order for the Security to remain valid, enforceable and perfected by the Bond Trustee for the account of the Bondholders;

(c)	any guarantor(s) shall be discharged from their obligations under the guarantee(s), and the guarantee(s) shall cease to have any legal effect, or as otherwise agreed;

(d)	any Security other than the Defeasance Pledge shall be discharged, and the Bond Trustee shall take all steps reasonably possible for it to cause such

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discharge to be effected, by way of deletion of the relevant security document from the relevant register, notice to third parties or as otherwise required, or as otherwise agreed; and

(e)	all other provisions of this Bond Agreement (except (a) – (c) above) shall remain fully in force without any modifications, or as otherwise agreed.

18.2.3	All amounts owed by the Issuer hereunder covered by the Defeasance Pledge shall be applied by the Bond Trustee, in accordance with the provisions of this Bond Agreement, against payment to the Bondholders of all sums due to them under this Bond Agreement on the due date thereof.

Any excess funds not required for the payment of principal, premium and interest to the Bondholders (including any expenses, fees etc. due to the Bond Trustee hereunder) shall be returned to the Issuer.

18.3	Limitation of claims

All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

18.4	Access to information

18.4.1	This Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee shall not have any obligation to distribute any other information to the Bondholders or others than explicitly stated in this Bond Agreement. The Issuer shall ensure that a copy of this Bond Agreement is available to the general public until all the Bonds have been fully discharged.

18.4.2	The Bond Trustee shall, in order to carry out its functions and obligations under this Bond Agreement, have access to the Securities Depository for the purposes of reviewing ownership of the Bonds registered in the Securities Depository.

18.5	Amendments

All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

18.6	Notices, contact information

18.6.1	Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Depository with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at Stamdata only. Any such notice or communication shall be deemed to be given or made as follows:

(a)	if by letter via the Securities Depository, when sent from the Securities Depository; and

(b)	if by publication on Stamdata, when publicly available.

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18.6.2	The Issuer’s written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Depository with a copy to the Bond Trustee and the Exchange.

18.6.3	Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and the Issuer shall be given or made in writing, by letter, e-mail or fax. Any such notice or communication shall be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by e-mail, when received; and

(c)	if by fax, when received.

18.6.4	The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

18.6.5	When determining deadlines set out in this Bond Agreement, the following shall apply (unless otherwise stated):

(a)	If the deadline is set out in days, the first day when the deadline is in force shall not be inclusive, however, the meeting day or the occurrence the deadline relates to, shall be included.

(b)	If the deadline is set out in weeks, months or years, the deadline shall end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline shall be the last day of such month.

(c)	If a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Date.

18.7	Dispute resolution and legal venue

18.7.1	This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be governed by Norwegian law.

18.7.2	All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall, subject to paragraph c) below, be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

18.7.3	Clause 18.7.2 is for the benefit of the Bond Trustee only. As a result, the Bond Trustee shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bond Trustee may take concurrent proceedings in any number of jurisdictions.

Norsk Tillitsmann ASA

18.8	Process Agent

The Issuer shall, prior to the Issue Date, nominate a process agent in Norway for the purpose of serving a writ of summons and/or any other act of process in respect of the courts in Norway, or any notices as set out in this Bond Agreement.

*****

This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

Issuer	Bond Trustee

By:	By:
Position:	Position:

Norsk Tillitsmann ASA

Attachment 1

COMPLIANCE CERTIFICATE

Norsk Tillitsmann ASA

P.O. Box 1470 Vika

N-0116 Oslo

Norway

Fax:	+ 47 22 87 94 10
E-mail:	mail@trustee.no

[date]

Dear Sirs,

NX BOND AGREEMENT Y1/Y2 – ISIN 001 069241.1

We refer to the Bond Agreement for the abovementioned Bond Issue made between Norsk Tillitsmann ASA as Bond Trustee on behalf of the Bondholders, and the undersigned as Issuer under which a Compliance Certificate shall be issued. This letter constitutes the Compliance Certificate for the period [PERIOD].

Capitalised terms used herein shall have the same meaning as in this Bond Agreement.

With reference to Clause 13.2.2 we hereby certify that:

1.	all information contained herein is true and accurate and there has been no change which would have a Material Adverse Effect on the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you.

2.	the covenants set out in Clause 13 are satisfied;

3.	all relevant Security is established in accordance with this Bond Agreement,

4.	in accordance with Clause 13.4 (a), the Liquidity as of [date] is XX

5.	in accordance with Clause 13.4 (b), the Market Adjusted Equity Ratio as of [date] is XX

Copies of our latest consolidated [Financial Statements] / [Interim Accounts] are enclosed.

Yours faithfully,

North Atlantic Drilling Ltd.

Name of authorized person

Enclosure: [copy of any written documentation]